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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

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Attached is a letter that was sent to the Board of Directors on June 1, 2011.

Q Funding III, L.P. and Q4 Funding, L.P.
301 Commerce Street, Suite 3200
Fort Worth, Texas 76102-4140

June 1, 2011

Via Federal Express

The Board of Directors
Cedar Fair, L.P.
One Cedar Point Drive
Sandusky, Ohio 44870-5259

Dear Gentlemen:

We ask that the Board delay the annual meeting and honor its statement that unitholders will have the ability to nominate directors at the 2011 Annual Meeting if the current proposals to give unitholders the right to nominate directors are approved.

If after the polls close and support is at or near 66 2/3%, we have a way for the Board to give unitholders what they clearly want without the supposed 80% threshold that you claimed you needed. The Board would simply need to hold a vote and recommend that unitholders replace the current General Partner with an IDENTICAL New General Partner but for one and only one difference -- this New General Partner would, of course, allow unitholder nominations. This would only require a 66 2/3% vote! All other aspects of the New General Partner and the Company would remain identical to the current General Partner. You should be intimately familiar with this process, as removing and replacing the General Partner is the same route the company itself used in 2004 to make its highly touted governance changes.

We have spoken to a number of lawyers who believe this method works. You can do exactly what we believe you promised everyone you were willing to do without having to reach the absurd 80% threshold you previously told people you needed. While we are making no prediction of voting outcomes, if it ends up that over 90% of those voting say they want the right to nominate directors, and if this group represents approximately 66 2/3% of all unitholders, then are you really going to continue to deny unitholders the right to nominate directors if legally it is now possible? What justification could you possibly have for doing this unless you just don't care what your unitholders want and you are putting your own personal self-interest ahead of unitholders?

If the vote sends a clear mandate, and this Board will not do what an overwhelming majority of its unitholders want, and given that the company would only need to follow the same path as it did in 2004, then the only recourse left for us would be to vote on a new General Partner with a new set of directors who will do what we believe you yourselves promised if the current proposals were approved.

We ask that you as a board think hard about what we are asking you to do. If the polls close and support is at or near 66 2/3%, and if you don't give unitholders the right to nominate directors NOW (in time for the upcoming annual meeting) given that it appears to be legally possible, do you really think it would be hard to convince this same 66 2/3% to get rid of what would appear to be a bunch of self-serving hypocrites in favor of someone -- ANYONE for that matter -- who will actually listen to them after they took the time to actually vote and express their opinion?

We believe this will not just be us expressing our opinion anymore. This potentially could be the overwhelming majority of your unitholders telling you what to do. Are you going to do it or are they going to need to find someone else who will?

Sincerely yours,

Q Funding III & Q4 Funding